Exhibit 10.25

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY A STOCK PLEDGE AGREEMENT FOR THE BENEFIT OF LENDER. ADDITIONAL RIGHTS OF LENDER ARE SET FORTH IN THE STOCK PLEDGE AGREEMENT.

LDR HOLDING CORPORATION

NOTE SECURED BY STOCK PLEDGE AGREEMENT

$200,000	February 28, 2007
Austin, Texas

FOR VALUE RECEIVED, Christophe Lavigne (“Maker”) promises to pay to the order of LDR Holding Corporation, a Delaware corporation (“Lender”), at its corporate offices at 4030 W. Braker Lane, Suite 360, Austin, Texas 78759, the principal sum of Two Hundred Thousand Dollars ($200,000), together with all accrued interest thereon, upon the terms and conditions specified below.

1. Interest. Interest shall be due and payable quarterly under this Note at the rate of 6% per annum; provided, however, if at any time the Short-Term Applicable Federal Rate is greater than 6%, the interest rate under this Note shall be increased to the Short-Term Applicable Federal Rate.

2. Principal Due Date. Subject to the accelerated payment provisions of Paragraph 4 of this Note, the principal balance shall become due and payable in one lump sum on February JL 2014.

3. Payment. Payment shall be made in lawful tender of the United States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

4. Events of Acceleration. The entire unpaid principal balance of this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:

(a) the failure of Maker to pay any installment of principal or accrued interest under this Note when due and the continuation of such default for more than sixty (60) days; or

(b) the insolvency of Maker, the commission of any act of bankruptcy by Maker, the execution by Maker of a general assignment for the benefit of creditors, the filing by or against Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of Maker or the attachment of or execution against any property or assets of Maker; or

(c) five days prior to the earlier of the date that Lender (i) files a registration statement pursuant to the Securities Act of 1933, as amended, (ii) has securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or (iii) becomes subject to the reporting requirements of 15(d) of the Securities Exchange Act of 1934, as amended, provided that if Maker is not then an officer or director of Maker, Lender shall use commercially reasonable efforts (subject in any event to confidentiaility concerns or restrictions that may be imposed on Lender) to provide Maker with reasonable advance notice of the anticipated or proposed occurrence of either of the foregoing events; provided further, that the failure by Lender to provide such notice in a timely fashion or at all shall not cause the acceleration of the Note under this section to be delayed or otherwise ineffective or give rise to any liabilty to Maker, nor shall it adversely affect any of Lender’s other rights hereunder; or

(d) an equity raise by the Lender in which Maker sells up to $200,000 of his stock; or

(e) the occurrence of any “Event of Default” under the Stock Pledge Agreement dated February 28, 2007 (the “Stock Pledge Agreement”) securing this Note or any obligation secured thereby.

5. Use of Proceeds. Maker shall use the entire proceeds of this Note solely for the down payment on a principal residence.

6. Security. Payment of this Note shall be secured solely by a pledge of 800,000 shares of Lender’s common stock and the rights to acquire same under the Put-Call Agreement dated April 10, 2006, all of which shall be held by Maker and/or Lender or its designee pursuant to the Stock Pledge Agreement.

7. Representations and Warranties of Maker.

(a) No Conflict with Other Instruments. The execution, delivery and performance of this Note will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any material provision of any judgment, decree or order to which Maker is a party or by which it is bound or (ii) any agreement, obligation or commitment to which Maker is a party or by which Maker is bound.

(b) Authorization and Validity. This Note constitutes a legally binding and valid obligation of Maker, enforceable against Maker in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance, moratorium or other laws affecting creditors’ rights generally and to equitable principles of general applicability.

8. Collection. If action is instituted to collect this Note, Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

9. Waiver. A waiver of any term of this Note, the Stock Pledge Agreement or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of Lender (other than Maker) and any such waiver shall be limited to its express terms.

No delay by Lender in acting with respect to the terms of this Note or the Stock Pledge Agreement shall constitute a waiver of any breach, default, or failure of a condition under this Note, the Stock Pledge Agreement or the obligations secured thereby.

The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

10. Notice. Any notice or demand required or permitted under this Note shall be in writing delivered by means of facsimile transmission with a copy thereof sent by a nationally-recognized overnight courier service (for next business day delivery), which facsimile and overnight delivery envelope shall be transmitted or addressed, as the case may be, as follows:

(a) If to the Lender:

LDR Holding Corporation

4030 W. Braker Lane, Suite 360

Austin, Texas 78759

Fax: (512) 344-3333

Attn: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, Texas 78701

Fax: (512) 320-9292

Attn: Carmelo M. Gordian

(b) If to the Maker:

At the address set forth on the Signature Page hereto.

Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

An electronic communication (“Electronic Notice”) shall be deemed written notice for purposes of this Note if sent with return receipt requested to the electronic mail address specified by the receiving party in a signed writing in a non-electronic form. Electronic Notice shall be deemed received at the time the party sending Electronic Notice receives verification of receipt by the receiving party. Any party receiving Electronic Notice may request and shall be entitled to receive notice on paper, in a non-electronic form (“Non-Electronic Notice”) which shall be sent to the requesting party within ten (10) days of receipt of the written request for Non-Electronic Notice.

11. Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.

12. Usury. All agreements between Lender and Maker, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Lender for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Maker shall ever receive anything of value as interest or deemed interest by applicable law under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal owing under this Note or on account of any other indebtedness of Maker to Lender relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to Lender. In determining whether or not the interest paid or payable with respect to any indebtedness of Maker to Lender, under any specific contingency, exceeds the highest lawful rate, Lender and Maker shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between Lender and Maker.

13. Governing Law. THIS NOTE SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF TEXAS AS SUCH LAWS ARE APPLIED TO AGREEMENTS BETWEEN TEXAS RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN TEXAS AND WITHOUT REFERENCE TO ITS CONFLICTS OF LAWS PROVISIONS.

14. Venue. Courts within the State of Texas shall have jurisdiction over any and all disputes arising under or pertaining to this Agreement and, to the extent possible, venue for any such disputes shall be in Travis County, Texas.

15. Access to Legal Counsel. Both Lender and Maker have been represented by counsel in connection herewith and have had an opportunity to consult with legal counsel and tax and other advisors in connection with the negotiation of this Note and the matters related hereto. Andrews Kurth LLP has acted solely as legal counsel to Lender with respect to the preparation and negotiation of this Note and the matters related hereto and has not provided any legal advice to Maker in connection herewith.

16. Joint Product. This Note is the joint product of Lender and Maker and each provision hereof has been subject to the mutual consultation, negotiation and agreement of Lender and Maker and shall not be construed against any party hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this ote Secured by Stock Pledge Agreement on and as of the date first above written.

/s/ Christophe Lavigne
Christophe Lavigne

Address:	4030 W Braker Lane
Austin, TX 78759
Email:	christophelavigne@ldrspine.com

Acknowledged and accepted as of the date first above written:

LDR HOLDING CORPORATION

By:	/s/ Steven I. Whitlock
Name:	Steven I. Whitlock
Title:	Secretary